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                                  EXHIBIT 99.1

NEWS RELEASE

[TRANSTEXAS GAS CORPORATION LOGO]

FOR IMMEDIATE RELEASE
CONTACT: John Riney or Simon Ward

        Phone:  (281) 987-8600
        Fax:    (281) 986-8865
        Email:  ir@transtexasgas.com

          TRANSTEXAS FILES AMENDED PLAN OF REORGANIZATION AND THORNWOOD
 FILES CREDITOR'S PLAN OF REORGANIZATION UNDER CHAPTER 11 OF THE BANKRUPTCY CODE


         HOUSTON, TX July 9, 2003 - TRANSTEXAS GAS CORPORATION, ("TransTexas" or the "Company")(OTCBB:TTXGQ), today announced that on June 27, 2003, the Company, together with its wholly-owned subsidiaries, Galveston Bay Processing Corporation and Galveston Bay Pipeline Company, filed its First Amended Joint Plan of Reorganization for Debtors under Chapter 11 of the Bankruptcy Code (the "Debtors' Amended Plan") dated as of July 8, 2003, and First Amended Joint Disclosure Statement for Debtors' Joint Chapter 11 Plan of Reorganization under Chapter 11 of the Bankruptcy Code (the "Debtors' Amended Disclosure Statement"), dated as of July 8, 2003, in Case No. 02-21926 (Jointly Administered) in the United States Bankruptcy Court for the Southern District of Texas, Corpus Christi Division (the "Bankruptcy Court"). On that same date, Thornwood Associates, LP filed a competing Disclosure Statement for Creditor's Joint Plan of Reorganization ("Thornwood Disclosure Statement") and Creditor's Joint Plan of Reorganization ("Thornwood Plan") regarding TransTexas and its subsidiaries. The Debtors' Amended Disclosure Statement, Debtors' Amended Plan, Thornwood Disclosure Statement and Thornwood Plan are available on the Company's website at http://www.transtexasgas.com

         A Confirmation Hearing is scheduled at 9:00 a.m. (Central Time) on August 5, 2003, in the Bankruptcy Court. The time fixed for filing objections in the Bankruptcy Court to the confirmation of Debtors' Amended Plan and/or the Thornwood Plan is July 25, 2003. The time fixed for receipt of ballots accepting or rejecting the Debtors' Amended Plan and/or the Thornwood Plan is July 31, 2003.

         TransTexas is engaged in the exploration, production and transmission of natural gas and oil, primarily in South Texas, including the Eagle Bay field in Galveston Bay and the Southwest Bonus field in Wharton County. Information on the Company, including the Company's filings with the Securities and Exchange Commission may be found on the internet at http://www.transtexasgas.com

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Except for the historical information contained herein, the matters set forth in this news release may contain forward looking statements that involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward looking statements. Potential risks and uncertainties include such factors as the ability to obtain debtor-in-possession financing approved by the Bankruptcy Court, the competitive nature of the oil and gas exploration, development and production industries and the uncertainties associated with the drilling, completing and operating of natural gas and oil wells. Investors are directed to consider such risks and other uncertainties discussed in documents filed by the Company with the Securities and Exchange Commission.